UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2023

IronNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39125	83-4599446
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7900 Tysons One Place, Suite 400

McLean, VA 22102

(Address of principal executive offices, including zip code)

(443) 300-6761

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IRNT	The New York Stock Exchange
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	IRNT.WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 21, 2023, IronNet, Inc. (the “Company”) entered into a Secured Promissory Note (the “Note”) with Korr Acquisitions Group, Inc., a New York corporation, for the sum of $555,555. The Note was issued and funded with original issue discount of $55,000, which is 9.9% of the aggregate principal amount of the Note. The unpaid principal amount of the note will bear interest at a rate of 8% from July 21, 2023, calculated on an actual/360 basis, which interest shall be payable on the earlier of any prepayment date or the Maturity Date (as defined below) of the Note. The Note is secured by receivables owing from time to time to the Company under certain support, solutions or services contract(s), as designated therein.

Unless earlier prepaid or accelerated in accordance with the terms of the Note, the entire unpaid principal balance, together with all accrued and unpaid interest on the Note will be due and payable on (i) October 21, 2023, or (ii) one business day following the Company’s receipt of all amounts payable to the Company under the Covered Agreements (as defined in the Note) (the “Maturity Date”). If the Maturity Date falls after August 21, 2023, the amount due and payable from the Company under the Note shall be an amount equal to (y) the outstanding principal amount of the Note multiplied by 1.03 (the “Principal Payoff Amount”), plus (z) all accrued and unpaid interest on the Note.

The Company may prepay the Note in whole or in part at any time by paying: (i) if the Note is prepaid on or before August 21, 2023, an amount equal to the outstanding principal amount of the Note, together with accrued interest on the principal amount of the Note to the date of prepayment; or (ii) if the Note is prepaid after August 21, 2023, an amount equal to the Principal Payoff Amount, together with accrued interest on the principal amount of the Note to the date of prepayment.

The Note includes customary events of default. In the event the Principal Payoff Amount, together with all accrued and unpaid interest on the principal amount of the Note, is not paid in in full on the Maturity Date, the interest on the outstanding principal amount of this Note shall automatically be increased upon such payment default to a rate equal to the lesser of 20.0% per annum, or the maximum amount permitted by law.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 to the extent required.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 20, 2023, Hon. Michael J. Rogers notified the Company of his resignation from the Company's Board of Directors (the “Board”) and the Audit Committee of the Board (the “Audit Committee”), effective immediately. Mr. Roger's decision to resign from the Board is not the result of any disagreement with the Company with respect to any matter relating to the Company’s operations, policies or practices, or any disagreements in respect of accounting principles, financial statement disclosure, or any issue impacting the Audit Committee. The Company thanks Mr. Rogers for his service on the Board.

After giving effect to Mr. Rogers’ resignation, on July 20, 2023 the Audit Committee no longer had three members as required by Section 303A.07(A) of the Listed Company Manual of the New York Stock Exchange (“NYSE”). The Company informed the NYSE of the foregoing on July 20, 2023. The Company intends to regain compliance with NYSE Listed Company Manual Section 303A.07(A) promptly.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information regarding Mr. Rogers’ resignation contained in Item 3.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRONNET, INC.

By:	/s/ Cameron D. Pforr
Date: July 25, 2023 Cameron D. Pforr President & Chief Financial Officer